                      EX-B
                      Material Presented to the Board of Directors


                                 CONFIDENTIAL

                 MATERIAL PRESENTED TO THE BOARD OF DIRECTORS

                                      OF

                        ALLMERICA FINANCIAL CORPORATION

                                AT A MEETING ON

                               OCTOBER 27, 1998


     The following pages contain material that was provided to the Board of Directors of Allmerica Financial Corporation (the "Company") in connection with a meeting of the Board of Directors held to evaluate the proposed acquisition of shares of common stock of Citizens Corporation ("Citizens") described in other materials filed by the Company with the Securities and Exchange Commission. The accompanying material was prepared for use solely by the Board of Directors of the Company and not with a view toward public disclosure under federal or state securities laws. The information contained in this material was obtained from the Company, Citizens and other sources without independent verification by Goldman, Sachs & Co. or is derived therefrom. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information.

     All estimates and projections contained herein, including financial projections for Citizens which have been prepared by the management of Citizens, involve numerous and significant subjective determinations which may or may not be correct. Because this material was prepared for use solely in the context of a presentation or presentations to the Board of Directors of the Company, was not prepared to comply with the disclosure standards set forth under any securities laws and may be used by persons not as familiar with the business and affairs of the Company as the Board of Directors, the Company, Citizens, Goldman, Sachs & Co. and their respective legal and financial advisors and accountants disclaim any responsibility to any such persons relating to the use of any of the material contained herein. Neither the Company nor Goldman, Sachs & Co. expects to update or otherwise revise the accompanying materials.

[GOLDMAN SACHS LOGO]                                                     DRAFT


                             DISCUSSION MATERIALS





                                 PROJECT TIGER







                             GOLDMAN, SACHS & CO.
                               OCTOBER 27, 1998

TABLE OF EXHIBITS



                                          EXHIBIT

TRADING HISTORY                              1

PEER COMPARISON                              2

COMPANY'S PROJECTIONS                        3

VALUATION ANALYSES                           4

CITIZENS CORPORATION
DAILY STOCK PRICE AND TRADING VOLUME FROM 10/26/1997 TO 10/26/1998


                               SUMMARY STATISTICS

Closing Price 10/26/1998:                                   $    27.56

High Closing Price:  5/8/1998                               $    34.63

Low Closing Price:  9/3/1998 & 9/4/1998                          23.88

Average Closing Price:

     Last 30 days:                                          $    27.16

     Last 60 days:                                               26.72

     Last 180 days:                                              30.32

     Last 12 Months:                                             29.82

Total Volume Last 12 Months:                                 2,369,100

Average Daily Volume:                                            9,514

CITIZENS CORPORATION
COMMON STOCK PRICE AND TRADING VOLUME HISTORY



                                  [LINE GRAPHS]

     [The left graph shows the daily closing market price (ranging from a low of $23.88 to a high of $34.63) and daily trading volume (ranging from a low of 100 to a high of 707,700) for the shares of Citizens Common Stock during the period from October 27, 1997 to October 26, 1998. The right graph shows the weekly closing market price (ranging from a low of $15.25 to a high of $34.63) and weekly trading volume (ranging from a low of 2,600 to a high of 2,045,200 (excluding the week of the initial public offering)) for the shares of Citizens Common Stock during the period from the initial public offering on March 19, 1993 to October 26, 1998.]

CITIZENS CORPORATION
ANALYSIS OF TRADING VOLUME, FROM 10/27/1997 TO 10/26/1998

8/14/1998:
     700,000 SHARES OR
     11% OF TOTAL FLOAT
     SOLD AT $27.06

     ONE YEAR DAILY
     AVERAGE TRADING
     VOLUME AS A % OF
     FLOAT = 0.15%


                                  [BAR GRAPHS]

     [The top graph shows the one year total number of shares traded in various stock price ranges (ranging in dollar increments from $23.00 to $34.99) as a percentage of total shares traded of Citizens Common Stock during the period from October 27, 1997 to October 26, 1998. This graph indicates the following:

         Range                      Percentage
         -----                      ----------
        23.00-23.99                 0.36%
        24.00-24.99                 0.48%
        25.00-25.99                 1.68%
        26.00-26.99                 2.79%
        27.00-27.99                 41.15%
        28.00-28.99                 20.99%
        29.00-29.99                 4.36%
        30.00-30.99                 3.69%
        31.00-31.99                 10.98%
        32.00-32.99                 4.69%
        33.00-33.99                 4.60%
        34.00-34.99                 4.23%

     The bottom graph shows the one year total number of shares traded in and below various stock price ranges (ranging in dollar increments from $23.00 to $34.99) as a percentage of total shares traded of Citizens Common Stock during the period from October 27, 1997 to October 26, 1998. This graph indicates the following:

         Range                      Percentage
         -----                      ----------
less than or equal to 23.99         0.36%
less than or equal to 24.99         0.84%
less than or equal to 25.99         2.52%
less than or equal to 26.99         5.31%
less than or equal to 27.99         46.46%
less than or equal to 28.99         67.45%
less than or equal to 29.99         71.80%
less than or equal to 30.99         75.50%
less than or equal to 31.99         86.48%
less than or equal to 32.99         91.17%
less than or equal to 33.99         95.77%
less than or equal to 34.99         100.00%

ANNUAL RATES OF RETURN(a)


P&C COMPOSITE:

SAFECO CORP.
OHIO CASUALTY
COMMERCE GROUP
HARLEYSVILLE GROUP
SELECTIVE INSURANCE GROUP


                        FROM
                      CZC IPO(b)        3 YEARS          1 YEAR            YTD
--------------------------------------------------------------------------------

Citizens                  2.5%            15.5%          (4.7)%           (4.4)%

S&P 500                  16.7             22.8           22.3             13.0

P&C Composite            10.3             12.4          (11.0)           (15.1)

--------------------------------------------------------------------------------




(a)  Includes reinvestment of dividends. As of October 26, 1998.
(b)  IPO dated March 19, 1993.

CITIZENS CORPORATION
DAILY INDEXED COMMON STOCK PRICE HISTORY



                                 [LINE GRAPHS]

     [The left graph shows the daily indexed common stock price history of Citizens Common Stock compared to the S&P 500 Index and a group of selected property and casualty companies (SAFECO Corp., Ohio Casualty, Commerce Group, Harleysville Group, and Selective Insurance Group (the "P&C Composite")) from October 27, 1997 to October 26, 1998. This graph indicates that the stock price increase or decrease for the last one year (daily from October 27, 1997 to October 26, 1998) for Citizens, the S&P 500 Index and the P&C Composite were approximately (5%), 22% and (11%), respectively. The right graph shows the weekly indexed common stock price history of Citizens Common Stock compared to the S&P 500 Index and the P&C Composite from the Citizens initial public offering on March 19, 1993 to October 26, 1998. This graph indicates that the stock price increase or decrease since Citizens initial public offering on March 19, 1993 (weekly from March 19, 1993 to October 26, 1998) for Citizens, the S&P 500 Index and the P&C Composite were approximately 15%, 138% and 42%, respectively.]

SHAREHOLDER PROFILE
CITIZENS CORPORATION


INSTITUTIONS(a)                            # OF SHARES             % OF TOTAL
--------------------------------------------------------------------------------

Prudential Insurance Co. of America          1,418,300                4.02%
First Chicago NBD                              620,480                1.76
Ohio State Teach Retirement                    494,000                1.40
Barclays Bank                                  353,632                1.14
Mellon Bank                                    333,103                0.94
Fidelity Management                            259,900                0.74
Buchanan Parker Asset                          219,970                0.62
Brandywine Asset Mgmt                          161,500                0.46
Vanguard Group                                  97,400                0.28
Neuberger & Berman                              77,450                0.21
Other Institutions                           1,187,506                3.37
                                           -----------              -------
TOTAL INSTITUTIONS:                          5,272,345               14.94%
ALLMERICA FINANCIAL:                        29,389,200               83.30%
TOTAL OFFICERS & DIRECTORS:                     23,213                0.07%
RETAIL OWNERSHIP:                              597,342                1.69%
                                           -----------              -------
TOTAL SHARES OUTSTANDING:                   35,282,100              100.00%
                                           ===========              =======
--------------------------------------------------------------------------------

(a) Source: Spectrum International Ownership Report. Data as of June 30, 1998. Reflects the sale of approximately 700,000 shares by Franklin Resources on August 14, 1998. Allmerica purchased approximately 295,700 of the shares sold and the remaining shares are assumed to be held by Other Institutions.

COMPARISON OF SELECTED CITIZENS PEERS(a)

                                                                            Price/Earnings          IBES        1998 P/E
                               Market          Price        % of 52      --------------------      5-Year      to 5-Year      Price/

                                Cap          10/26/98       Wk High       1998        1999         Growth        Growth       Book
------------------------------------------------------------------------------------------------------------------------------------


CITIZENS - IBES                 $ 972        $ 27.56         78.9%       13.8 x       10.8 x        10.0%         1.38 %      1.05 x

CITIZENS - MANAGEMENT                                                    14.1         12.0           5.0          2.83
------------------------------------------------------------------------------------------------------------------------------------


SAFECO                          6,143          43.50         77.7        16.9         12.4          10.0          1.69        1.08
OHIO CASUALTY                   1,214          37.00         71.5        14.0         14.0          10.0          1.40        0.90
COMMERCE GROUP                  1,176          32.63         82.3        13.6         12.4          10.0          1.36        1.75
HARLEYSVILLE GROUP                612          21.03         73.8        11.7         10.5          10.0          1.17        1.25
SELECTIVE INSURANCE               524          18.00         61.5         9.2          8.4          10.0          0.92        0.88

------------------------------------------------------------------------------------------------------------------------------------

HIGH                                                         82.3%       16.9 x       14.0 x        10.0%         1.69 %      1.75 x

MEDIAN                                                       73.8        13.6         12.4          10.0          1.36        1.08
LOW                                                          61.5         9.2          8.4          10.0          0.92        0.88
------------------------------------------------------------------------------------------------------------------------------------


(a) Market data as of 10/26/98. Financial data as of 06/30/98, except for Statutory Surplus, which is as of 12/31/97.
(b)  Trust Preferred counted as 50% equity, 50% debt.
(c) Net Premiums Written and Surplus LTM from 6/30/98 where available, otherwise LTM from 12/31/97.
(d)  Estimated % of 1997 total net premiums written.

                                                                                                Personal
                                         LTM          Dividend         Debt/         NPW/        Lines
                                        ROACE          Yield         Capital(b)    Surplus(c)   % NPW(d)
---------------------------------------------------------------------------------------------------------
CITIZENS - IBES                          9.6 %          0.7 %          0.0 %         1.2 x       68.2 %
CITIZENS - MANAGEMENT
---------------------------------------------------------------------------------------------------------

SAFECO                                   8.0            3.2           31.7           0.7         58.0
OHIO CASUALTY                            9.9            4.8            0.0           1.1         50.0
COMMERCE GROUP                          14.5            3.3            0.0           1.5         90.0
HARLEYSVILLE GROUP                      13.2            2.4           18.5           1.5         40.0
SELECTIVE INSURANCE                     13.0            3.1           19.0           1.5         42.5

---------------------------------------------------------------------------------------------------------
HIGH                                    14.5 %          4.8 %         31.7 %         1.5 x       90.0 %
MEDIAN                                  13.0            3.2           18.5           1.5         50.0
LOW                                      8.0            2.4            0.0           0.7         40.0
---------------------------------------------------------------------------------------------------------

(a) Market data as of 10/26/98. Financial data as of 06/30/98, except for Statutory Surplus, which is as of 12/31/97.
(b)  Trust Preferred counted as 50% equity, 50% debt.
(c) Net Premiums Written and Surplus LTM from 6/30/98 where available, otherwise LTM from 12/31/97.
(d)  Estimated % of 1997 total net premiums written.

RELATIVE PERFORMANCE


P&C COMPOSITE:

SAFECO CORP.
OHIO CASUALTY
COMMERCE GROUP
HARLEYSVILLE GROUP
SELECTIVE INSURANCE GROUP



                                 [LINE GRAPH]

[The left graph compares price to next fiscal year earnings ratios (using median EPS estimates provided by IBES) monthly from April 1993 to September 1998 for Citizens, the S&P 500 Index and the P&C Composite. This graph indicates that during such time period Citizens traded approximately in line with the P&C Composite and traded below the S&P 500 Index. The right graph compares the price to book ratios monthly from April 1993 to September 1998 for Citizens, the S&P 500 Index and the P&C Composite. This graph indicates that during such time period Citizens traded below the P&C Composite and the S&P 500 Index.]




(a)  Earnings are median I/B/E/S.

EARNINGS ESTIMATES



BROKER                               ESTIMATES             LT GROWTH RATE
--------------------------------------------------------------------------------
                             1998             1999
                             ----             ----

Conning & Co.               $2.55            $2.80              N/A

Dowling & Partner            1.90             2.30              N/A

Fox Pitt Kelton              2.00             2.55              N/A

Nutmeg                       2.30             3.00              N/A

Philo Smith & Co.            2.00             2.50              N/A


IBES MEDIAN                  2.00             2.55             10.0%

MANAGEMENT                   1.95             2.29              5.0(a)






(a) Assumes growth rate consistent with management's projected EPS growth in 2000 over 1999.

GAAP PROJECTIONS - CITIZENS CORPORATION


                                                                                                                      1998 -- 2000
                                                               1997A         1998E          1999E          2000E           CAGR
------------------------------------------------------------------------------------------------------------------------------------


Net Premiums Written                                         $ 863.7        $ 890.9        $ 926.8        $ 970.9           4.4 %
Net Premiums Earned                                            855.3          877.1          907.0          946.6           3.9
Net Investment Income                                          101.8           98.2           96.5           96.0          (1.1)
Net Realized Gains                                              28.8           36.9            N/A            N/A           N/A
Total Revenue                                                  992.4        1,018.2        1,009.6        1,048.6           1.5

Loss & LAE (a)                                                 645.3          673.6          683.8          709.1           2.6
Operating Expenses                                             228.3          229.5          230.8          238.6           2.0
Total Expenses                                                 873.6          903.1          914.6          947.7           2.4

Net Income                                                      94.2           93.4           81.3           85.0          (4.6)
Net Operating Income                                            75.5           69.4           81.3           85.0          10.7
------------------------------------------------------------------------------------------------------------------------------------

Net Operating Income w/ Normalized Cats (b)                     74.9           85.4           81.3           85.0          (0.2)
------------------------------------------------------------------------------------------------------------------------------------


Memorandum
Year Over Year NPW Growth                                                       3.1 %          4.0 %          4.8 %
Year Over Year O.I. w/ Normalized Cats Growth (b)                              13.9           (4.8)           4.6
Loss Ratio (a)                                                  75.4 %         76.8           75.4           74.9
Expense Ratio                                                   26.7           26.2           25.4           25.2
Combined Ratio                                                 102.1          103.0          100.8          100.1
------------------------------------------------------------------------------------------------------------------------------------


(a)  Includes policyholder dividends.

(b)  Assumes 245 basis points of expected CAT losses (158 bps after-tax).

GAAP DIVIDEND DISCOUNTED CASH FLOW ANALYSIS(a)
PER SHARE VALUE


                                                         EARNINGS PER SHARE
                                       -------------------------------------------------------
                                           1998      1999     2000     2001     2002     CAGR
                                           ----      ----     ----     ----     ----     ----
IBES                                      $2.00     $2.55    $2.81    $3.09    $3.39     14.1%
Management--5% Growth After 2000           1.95      2.29     2.39     2.51     2.64      7.8
Management--10% Growth After 2000          1.95      2.29     2.39     2.63     2.89     10.3


                                                  Forward Price/Earnings Multiple of 2003 EPS
     Estimate                Discount      ---------------------------------------------------------
      Source                  Rate          10x            11x         12x         13x         14x
----------------------------------------------------------------------------------------------------
IBES                          10.0%        $26.15         $28.70      $31.25      $33.80      $36.35
                              12.0          24.35          26.73       29.10       31.47       33.85
                              14.0          22.71          24.92       27.13       29.34       31.55

Management --                 10.0%        $19.56         $21.45      $23.34      $25.23      $27.12
5% Growth After 2000          12.0          18.22          19.98       21.74       23.50       25.26
                              14.0          16.99          18.63       20.27       21.91       23.55

Management --                 10.0%        $22.39         $24.56      $26.74      $28.91      $31.09
10% Growth After 2000         12.0          20.85          22.88       24.90       26.92       28.95
                              14.0          19.45          21.33       23.22       25.10       26.99

(a) Represents the present value of (i) dividends from the first quarter of 1999 to 2002 and (ii) the terminal value at 2002 at various Price/2003E EPS multiples. The present value of dividends is calculated assuming a constant dividend of $0.20. Dividends and terminal value discounted to December 31, 1998. Analysis does not include synergies.

STATUTORY DISCOUNTED CASH FLOW ANALYSIS(a)
PER SHARE VALUE


                                   Terminal Multiple of GAAP Earnings
                     -----------------------------------------------------------
                            10.0x        11.0x      12.0x       13.0x      14.0x
                     -----------------------------------------------------------

             10.0%         $27.5        $29.0      $30.6       $32.1      $33.6
Discount     12.0           25.7         27.1       28.6        30.0       31.4
Rate         14.0           24.2         25.4       26.7        28.0       29.3


(a) Represents the present value of (i) the discounted maximum dividends of Citizens Insurance Co. of America from 1999 to 2003, (ii) the terminal value at various multiples of 2004 GAAP earnings, and (iii) an estimated $20 million valuation of Citizens of Ohio and The Midwest (1.2x 1997 surplus). Excludes potential synergies and reflects assumptions with respect to future reserve development, premium growth, combined ratio and investment yields.

SUMMARY OF MINORITY BUY-IN TRANSACTIONS




                                             FINAL PREMIUM OVER
60 - 90% EXISTING SHAREHOLDERS                  MARKET PRICE
------------------------------                  ------------

Financial Institutions(11)
     Low                                           (0.8)
     Median                                        12.7
     High                                          37.1

All Industries(46)
     Low                                          (11.1)
     Median                                        19.9
     High                                           N.M.



() indicates the number of transactions profiled.





13